CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of January 27, 2006, by and among SMARTVIDEO TECHNOLOGIES, INC., a Delaware corporation (“Company”) and GROWTH CONSULTANTS, LLC (“Consultant”) and, solely for the purpose of Section 16 of this Agreement, N. John Simmons, Jr. ("Simmons").

1.	Term. This agreement shall be deemed effective as of January 18, 2006 and continue in force until June 30, 2006, unless either party terminates the agreement upon 30 days prior written notice.

2.
Payment by Company. (a) As consideration for its services, Company shall pay to Consultant a consulting fee of $100 per hour for services rendered by John Simmons plus reasonable travel and other expenses which shall be payable monthly within 14 days of month end. Consultant agrees to make John Simmons available for a minimum of 80 hours per month and will obtain written approval if its personnel will render more than 120 hours of service in any calendar month. Simultaneously with the execution of this Agreement, the Company will also issue to the Consultant ten-year warrants to purchase 300,000 shares of the Company’s common stock. The exercise price for each warrant shall be the lower of $3.00, the closing price on the day five business days immediately prior to the date of this Agreement or the average closing price for the 30 trading days ending five business days immediately prior to the date of this Agreement, and all such warrants will immediately vest. All such warrants shall be transferable by the Consultant and may be exercised from time to time prior to their expiration. The warrants shall contain a customary cashless exercise feature. The warrants and the shares underlying the warrants shall be covered by a registration statement filed no later than March 15, 2006; provided however, if the Company files a registration statement after the date of this Agreement but prior to March 15, 2006 (the "Prior Registration Statement") then such warrants and shares shall be included in the Prior Registration Statement, (b) At the beginning of each subsequent quarter (starting April 1, 2006), the Company shall issue options under the same terms and conditions as set forth above (with the exception of pricing) to purchase 150,000 shares of the Company’s common stock to Simmons. On April 1, 2006, the exercise price of one-half of the options (i.e. for 75,000 shares) will be determined in the same method as the exercise price for the warrants for 300,000 shares above and the remaining options, as well as subsequent quarter grants of options for the entire 150,000 shares beginning July 1, 2006, will be priced at the lower of: (i)  the closing price on the day five business days immediately prior to the first business day of the quarter or (ii) the average closing price for the 30 trading days ending five business days prior to the first business day of the quarter. The options shall contain a customary cashless exercise feature. The shares underlying all of such options shall be covered by a registration statement on Form S-8.

3.
Duties. Subject to the terms and conditions of this Agreement, Company engages Consultant to provide mutually agreed upon consulting and related services concerning accounting, finance, computer and other information systems, business strategies, administration and such other mutually agreed upon matters as are within the scope of Consultant’s expertise or experience. See Addendum I for a representative list of duties to be performed by Consultant. All of such services will be merely advisory in nature. The Company shall make all decisions as to whether to implement such advice.

4.
Other Consulting. Consultant and its principals may work for other persons or entities during the term of this Agreement. The Company acknowledges that the Consultant is in the business of providing services to a wide range of entities.

5.	Independent Contractor. In all matters relating to this Consulting Arrangement, Consultant shall be acting as an independent contractor. The Consultant (including its officers, directors, managers, employees and equityholders) shall not be deemed to be a partner, employee, officer or director of the Company.

6.	No Agency. Consultant shall have no authority to enter into any contracts or agreements binding upon Company, or to create any other obligations on the part of Company.

7.
Confidentiality. During the term of this Agreement and for a period of three (3) years thereafter, Consultant and its officers, directors, managers, employees and equityholders shall keep in strictest confidence and will not disclose or make accessible to any other person or entity without the prior written consent of the Company, the Company’s Confidential Information (as such term is defined hereinafter). For purposes of this Agreement, Confidential Information shall mean the Company’s products, services and technology, both current and under development, promotion and marketing programs, trade secrets, financial information and business plans.

Notwithstanding the foregoing, Confidential Information does not include information which: (a) was known to the Consultant prior to disclosure of the Confidential Information, (b) is, or shall become other than by an act or omission of the Consultant, generally available to the public, (c) shall, by lawful means, be made available to the Consultant by a third party having a right to disclose it, and (d) is required to be disclosed by regulation, statute or court order; provided, however, that the Consultant takes all reasonable actions to provide the Company with prior notice so that the Company has an opportunity to obtain an order protecting the Confidential Information.

8.
Attorney’s Fees and Costs. In the event of any litigation arising out of or with respect to this Agreement, the non-prevailing party shall pay the costs of the prevailing parties including their reasonable attorneys’ fees incurred in connection therewith through and including the costs of any appeals and appellate costs relating thereto, and the reasonable attorneys’ fees and costs incurred in connection with any bankruptcy or collection proceeding.

9.	Termination. This Agreement will terminate as outlined in paragraph 1 above.

10.
Indemnification. Company agrees to indemnify and hold harmless the Consultant, together with its officers, managers, directors, equityholders, employees and agents, and each person, if any, who controls the Consultant and any of its affiliates within the meaning of Rule 12(b)-2 under the regulations promulgated under the Securities Exchange Act of 1934, as amended (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any reasonable legal or any other expenses as they are incurred by an Indemnified Party in connection with the preparation or defense of any action, claim or proceeding, whether or not resulting in any claim or liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, rule, regulation, case law, contract or otherwise, relating to or arising out of any of: (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) this Agreement or the services to be performed pursuant to the Agreement; (c) any securities, tax, corporate, or other filings of the Company; (d) any transactions regarding which any Indemnified Party renders any advice or service and (e) any action or inaction of the Consultant; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction, to have resulted as a direct and proximate cause from said Indemnified Party’s willful misconduct or gross negligence in the performance of services under this Agreement.

Promptly after a receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against Company, such Indemnified Party will notify Company in writing of the commencement thereof or such Indemnified Claim, and the Company shall immediately assume the full defense thereof (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel). Notwithstanding the preceding sentence, the Indemnified Parties will be entitled to employ one legal counsel in such circumstance if the Indemnified Parties are advised in written opinion of counsel that a conflict if interest exists which makes representation by counsel chosen by Company not advisable. In such event, the reasonable fees and disbursements of one separate counsel for the Indemnified Parties will be paid by the Company, unless the Indemnified Parties are advised in a written opinion of counsel that it would be a conflict of interest for one legal counsel to represent all Indemnified Parties.

If for any reason (other than as specifically provided herein) in the foregoing indemnity for an Indemnified Claim is unavailable to an Indemnified Party or insufficient to fully hold and Indemnified Party harmless, then Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim in such proportion as it is appropriate to reflect the relative benefits received by and fault of Company on the one hand, and the relative benefits received by and fault of the Indemnified Party on the other hand, as well as any relevant equitable considerations. Notwithstanding any provisions herein to the contrary, the aggregate contributions of all of the Indemnified Parties for all Indemnified Claims shall not exceed the amount of compensation actually received by the Consultant pursuant to the Agreement. For the avoidance of any doubt, the value of the Warrants issued to the Consultant shall be included as part of the compensation paid to the Consultant for purposes of this Section 10. No Indemnified Party shall have any liability to Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct. The indemnity, contribution and expense reimbursement agreements and obligations set forth in the Agreement shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitles to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party. Company further agrees that the indemnification and expense advance and reimbursement obligations set forth in this Agreement, shall apply whether or not the Consultant or any other Indemnified Party is a formal party under any such Indemnified Claim. Company will not be permitted to settle an Indemnified Claim without the prior consent of the Consultant or any Indemnified Party involved in such claim (which consent will not be unreasonable withheld). Company shall not, without prior written consent of an Indemnified Party, effect any settlement and pending or threatened action, suit or proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought under this Agreement by such Indemnified Party, unless such settlement includes and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding.

It is further understood that this Company shall, within 30 days of written request by an Indemnified Party either: (a) reimburse such Indemnified Party for all reasonable expenditures paid by such Indemnified Party in the defense or investigation of any claims against him, her or it (including, without limitation, any reasonable attorneys fees and expenses at all levels of proceedings) or (b) advance of all funds necessary to pay the reasonable expenses of such indemnified party incurred in the defense or investigation of any claims against him, her or it (including, without limitation, reasonable attorneys fees and expenses at all levels of proceedings).

11.
Notices. All notices under this Agreement shall be in writing and shall be hand delivered or sent certified or registered mail, return receipt requested, postage prepaid, and addressed to the party for whom it is intended as follows:

If to the Company:

SmartVideo Technologies, Inc.
3505 Koger Boulevard
Suite 400
Duluth, GA 30096
Attention: President

If to the Consultant:

Growth Consultants, LLC
140 Fountain Parkway
Suite 420
St. Petersburg, FL 33716
Attention: Mr. N. John Simmons, Jr.

12.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Any claim or dispute arising out of, connected with, or in any way related to this Agreement. Any dispute arising out of or related to this Agreement shall be submitted to arbitration in Washington, D.C. before a single arbitrator (the "Arbitrator") selected in accordance with the rules and procedures of the American Arbitration Association, as the exclusive remedy of such dispute; provided, however, the provisional injunctive relief may, but not need be, sought in any court of law having jurisdiction while arbitration proceedings are pending, and any provisional injunctive relief granted by such court will remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including permanent injunctive relief or specific performance, or both, and the Arbitrator is under this Agreement empowered to award such relief. Any award or relief granted by the Arbitrator shall be final and binding on the Parties and may be enforced by any court having jurisdiction. The costs of such arbitration shall be apportioned in the Arbitrator's sole discretion, based upon the success of the Parties' claims.

13.	Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14.
Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, whether oral or in writing, with respect to the subject matter hereof. This Agreement may be modified in writing and shall be enforceable in accordance with the terms when signed by both parties.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.	Shares. None of the shares underlying the options and warrants granted pursuant to Section 2 of this Agreement may be sold prior to August 1, 2006.

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SMARTVIDEO TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/ Richard E. Bennett, Jr.
Richard E. Bennett, Jr., its President and CEO

GROWTH CONSULTANTS, LLC,
a Florida limited liability corporation

By: /s/ N. John Simmons, Jr.
Print Name:  N. John Simmons, Jr.
Its:   President

By: /s/ N. John Simmons, Jr.
N. John Simmons, Jr., solely as to Section 16

Addendum I

SmartVideo Technologies, Inc.
Representative List of Consultant Duties

Assist in the planning, management and execution of:

Dell and other channel roll-outs including staffing, ad preparation, enrollment, customer service protocols, tracking and billing.

Business plan including channel/customer models, projections and staffing.

Recruiting and hiring of personnel.

Selection and negotiation of content provider contracts.

Design and execution of disaster recovery plan.

Implement tracking of shareholder transactions and positions.

Selection and installation of accounting systems.

Preparation and analysis of customer surveys.

Coordinate professional services including legal, audit and tax.

Oversee investor relations services.

Oversee human resource activities including employee benefits.

Development of advertising sales plan.